Exhibit 3.4

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOVASTAR CERTIFICATES FINANCING LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of NOVASTAR CERTIFICATES FINANCING LLC (the “Company”), is entered into by NOVASTAR MORTGAGE, INC., as the sole equity member (the “Member”), and NOVASTAR MORTGAGE FUNDING CORPORATION, as the Manager (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Member and NOVASTAR MORTGAGE FUNDING CORPORATION hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is NOVASTAR CERTIFICATES FINANCING LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 8140 Ward Parkway, Suite 302, Kansas City, Missouri 64114 or such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 5. Members.

(a) The mailing address of the Member is 8140 Ward Parkway, Kansas City, Missouri 64114. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(f), the Member may act by written consent.

(c) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), each Person acting as an Independent Manager pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 10; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates.

David McGriff of the law firm Dewey Ballantine LLP is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in [New York] and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purpose. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to acquire, purchase, invest in, hold, finance, refinance, sell, pledge, hypothecate, grant a security interest in, transfer, assign and otherwise deal in mortgage loans, mortgage assets, mortgage collateral and mortgage securities, including, without limitation, certificates representing ownership interests in, and/or to act as a depositor of, Delaware statutory trusts that issue debt or other securities backed by mortgage collateral (including, without limitation, NovaStar NIM Trust, Series 2005-N1) (collectively, the “Assets”);

(ii)	to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Assets, collateral securing or otherwise relating to the Assets, related insurance policies, agreements with originators or servicers of Assets and any proceeds or further rights associated with any of the foregoing;

(iii)	to transfer from time to time Assets to trusts (the “Trusts”) pursuant to one or more pooling and servicing agreements, indentures, trust agreements or other agreements (collectively “Pooling Agreements”), to be entered into by, among others, the Company, the trustee named therein (the “Trustee”), and any entity acting as servicer of the Assets;

(iv)	to transfer from time to time Assets or interests therein pursuant to one or more transfer agreements or other agreements (“Receivables Transfer Agreements”), to be entered into by, among other things, the Company, any entity acting as placement agent, the transferor of the Assets, and any entity acting as servicer of the Assets;

(v)	to authorize, and cause the issuance of one or more series of certificates or other securities issued pursuant to Securitization Agreements (as defined below) or Receivables Transfer Agreements;

(vi)	to authorize, issue, sell and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Assets issued under an Indenture or similar agreement (each, an “Indenture” and, together with Pooling Agreements and Receivables Transfer Agreements, “Securitization Agreements”) or by certificates of any class issued by any Trust established or co-established by the Company (collectively, the “Notes”), provided that the Company shall have no liability under any Notes except to the extent of the Assets or the certificates securing or collateralizing such Notes;

(vii)	to acquire from the Trustee certificates issued by Trusts to which the Company transferred Assets;

(viii)	to hold and enjoy all of the rights and privileges of any certificates issued to the Company under the related agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes, including any class of Notes or certificates which may be subordinate to any other class of Notes or certificates, respectively;

(ix)	to purchase Assets from and sell Assets to any Person which is a direct or indirect subsidiary of NovaStar Financial, Inc. (each such Person, including NovaStar Financial, Inc., a “Related Company”) or any third party in connection with Securitization Agreements or Receivables Transfer Agreements;

(x)	to perform its obligations under each Securitization Agreement, Receivables Transfer Agreement, Interim Agreement (as defined below) or other agreement entered into by the Company in furtherance of the foregoing;

(xi)	to invest proceeds from any Assets, and any other income as determined by the Manager of the Company, including investing in other Assets;

(xii)	to enter from time to time into interim arrangements relating to the Assets whereby assets are transferred to a custodian on behalf of the entity providing financing, pursuant to one or more repurchase agreements or other agreements (each, an “Interim Agreement”) to be entered into by, among others, the Company, the entity providing financing, the custodian named therein and any entity acting as servicer of the Assets; provided, however, that the Company shall have no liability under any Interim Agreement except to the extent of the Assets funded thereby; and

(xiii)	to engage in any acts and activities and exercise any powers permitted to companies under the laws of the State of Delaware which are incidental to, or connected with, the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing.

The Company is hereby authorized to execute, deliver and perform, and the Member or the Manager on behalf of the Company are hereby authorized to execute and deliver, the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Member or the Manager to enter into other agreements on behalf of the Company.

Section 8. Powers.

Subject to Section 9(f), the Company, and the Manager on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Subject to Section 9(f), the business and affairs of the Company shall be managed by or under the direction of the Manager. The Manager shall be appointed by the Member and shall hold office until a successor is selected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. The Manager shall execute and deliver a counterpart signature page to this Agreement. The Manager need not be a Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Independent Managers. The initial Manager designated by the Member is NovaStar Mortgage Funding Corporation.

(b) Powers. Subject to Section 9(f), the Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9, the Manager has the authority to bind the Company.

(c) The Member shall have the authority to fix the compensation of the Manager. The Manager may be paid his, her or its expenses, if any, and/or a stated salary as the Manager. No such payment shall preclude the Manager from serving the Company in any other capacity and receiving compensation therefor.

(d) Removal of Manager. Unless otherwise restricted by law, the Manager may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(e) Manager as Agent. To the extent of its powers set forth in this Agreement and subject to Section 9(f), the Manager is an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such powers set forth in this Agreement shall bind the Company.

(f) Limitations on the Company’s Activities.

(i)	This Section 9(f) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of this Agreement without the unanimous written consent of the Independent Managers. Subject to this Section 9(f), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Manager or any other Person, so long as any Obligation is outstanding, neither the Member nor the Manager nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and all Independent Managers, to take any Material Action, provided, however, that, so long as any Obligation is outstanding, the Manager may not authorize the taking of any Material Action, unless there is at least one Independent Manager then serving in such capacity.

(iv)	The Manager shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Manager also shall cause the Company to:

(A)	maintain its own separate books and records and bank accounts;

(B)	at all times hold itself out to the public as a legal entity separate from the Member and any other Person;

(C)	file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D)	except as contemplated by the Basic Documents, not commingle its assets with assets of any other Person;

(E)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(F)	maintain separate financial statements;

(G)	pay its own liabilities only out of its own funds, provided, however, the foregoing shall not require the Member to make any additional capital contributions to the Company;

(H)	maintain an arm’s length relationship with its Affiliates and the Member;

(I)	pay the salaries of its own employees, if any, provided, however, the foregoing shall not require the Member to make any additional capital contributions to the Company;

(J)	not hold out its credit or assets as being available to satisfy the obligations of others;

(K)	allocate fairly and reasonably any overhead for shared office space;

(L)	use separate stationery, invoices and checks;

(M)	except as contemplated by the Basic Documents, not pledge its assets for the benefit of any other Person;

(N)	correct any known misunderstanding regarding its separate identity; and

(O)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, provided, however, the foregoing shall not require the Member to make any additional capital contributions to the Company.

Failure of the Company, or the Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Manager.

(v)	So long as any Obligation is outstanding, the Manager shall not cause or permit the Company to:

(A)	except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents or this Section 9(f);

(C)	incur, create or assume any indebtedness other than as expressly permitted under the Basic Documents;

(D)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Basic Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Basic Documents and permit the same to remain outstanding in accordance with such provisions;

(E)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents and subject to obtaining any approvals required under this Agreement; or

(F)	except as contemplated or permitted by the Basic Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Section 10. Independent Manager.

As long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one Independent Manager (which shall also be the Manager if there is only one Manager). To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(f)(iii). No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Managers shall have no authority to bind the Company. Except as provided in the second sentence of this Section 10, in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Intentionally Omitted.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Manager nor the Special Members nor any Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager, Special Member or Independent Manager of the Company.

Section 13. Capital Contributions.

The Member shall, from time to time, contribute property to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17. Books and Records.

The Manager shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Manager. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Manager.

Section 18. Intentionally Omitted.

Section 19. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member, the Manager, the Special Members and any Independent Manager and any Affiliate of the Member or the Manager or the Special Members or the Independent Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Member nor the Manager nor the Special Members nor any Independent Manager nor any officer, director,

employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Manager and the Special Members shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 23, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22. Resignation.

So long as any Obligation is outstanding, the Member may not resign, except as permitted under the Basic Documents and if the Rating Agency Condition is satisfied. If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

Section 24. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member, the Manager and the Independent Managers hereby irrevocably waives any right or power that such Person might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers, in accordance with its terms.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments.

Subject to Section 9(f), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on June 21, 2005.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 21st day of June, 2005.

MEMBER:

NOVASTAR MORTGAGE, INC.

By:	/s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

MANAGER AND INDEPENDENT MANAGER:

NOVASTAR MORTGAGE FUNDING CORPORATION

By:	/s/ Matt Kaltenrieder
Name: Matt Kaltenrieder
Title: Vice President

By:	/s/ Michael L. Bamburg
Name: Michael L. Bamburg
Title: Senior Vice President

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means, collectively, Securitization Agreements, Receivables Transfer Agreements, Interim Agreements, agreements establishing statutory, business or grantor trusts, and all documents and certificates contemplated thereby or delivered in connection therewith.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 21, 2005, as amended or amended and restated from time to time.

A-1

“Company” means NovaStar Certificates Financing LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Independent Manager” means either (x) a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, manager, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Manager or similar capacity of the Company or any of its Affiliates); (ii) a customer or supplier of the Company or any of its Affiliates (other than an Independent Manager provided by a corporate services company that provides independent managers in the ordinary course of its business); or (iii) any member of the immediate family of a person described in (i) or (ii) or (y) a corporation having a director who is a natural person meeting the requirements of clause (x).

“Manager” means the Person selected to be the manager of the Company from time to time by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. The term “Manager” includes any Independent Manager.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means NovaStar Mortgage, Inc., as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Members.

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“Obligation” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Basic Documents or any related document in effect as of any date of determination.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to Section 5(c), a Person acting as Independent Manager, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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